UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. 2)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                        INHALE THERAPEUTIC SYSTEMS, INC.
                        --------------------------------
                                (Name of Issuer)

                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)

                                   457191-10-4
                        --------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 pages

---------------------------                          ---------------------------
CUSIP No. 457191-10-4                   13G               Page 2 of 9 Pages
---------------------------                          ---------------------------


--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          ONSET Enterprise Associates, L.P.
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------
   4      Citizenship or place of organization

          Delaware
--------- ----------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     1,473,455
          SHARES              -------- -----------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
      EACH REPORTING                   - 0 -
       PERSON WITH            -------- -----------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       1,473,455
                              -------- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,473,455
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.45%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 9 pages

---------------------------                          ---------------------------
CUSIP No. 457191-10-4                   13G               Page 3 of 9 Pages
---------------------------                          ---------------------------


--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          OEA Management, L.P.
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------
   4      Citizenship or place of organization

          Delaware
--------- ----------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     1,473,455
          SHARES              -------- -----------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
      EACH REPORTING                   - 0 -
       PERSON WITH            -------- -----------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       1,473,455
                             -------- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,473,455
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.45%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 9 pages

---------------------------                          ---------------------------
CUSIP No. 457191-10-4                   13G               Page 4 of 9 Pages
---------------------------                          ---------------------------


--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Robert F. Kuhling, Jr.
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |X|

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
--------- ----------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     1,878
          SHARES              -------- -----------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
      EACH REPORTING                   1,473,455
       PERSON WITH            -------- -----------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       1,878
                             -------- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       1,473,455
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,475,333
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.47%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 9 pages

---------------------------                          ---------------------------
CUSIP No. 457191-10-4                   13G               Page 5 of 9 Pages
---------------------------                          ---------------------------


--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Terry L. Opdendyk
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |X|

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
--------- ----------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     1,878
          SHARES              -------- -----------------------------------------
       BENEFICIALLY              6     SHARED VOTING POWER
         OWNED BY
      EACH REPORTING                   1,473,455
       PERSON WITH            -------- -----------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       1,878
                             -------- -----------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       1,473,455
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,475,333
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.47%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 5 of 9 pages

Item 1.

(a)      Name of Issuer:  Inhale Therapeutic Systems, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

         1001 East Meadow Circle
         Palo Alto, CA  94303

         Item 2.

(a)      Name of Person Filing:

         ONSET Enterprise Associates, L.P. ("OEA")
         OEA Management, L.P. ("OEAM")
         Robert F. Kuhling, Jr. ("Kuhling")
         Terry L. Opdendyk ("Opdendyk")

(b)      Address of Principal Business Office:

         2490 Sand Hill Road
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:

         OEA:                       Delaware
         OEAM:                      Delaware
         Kuhling:                   United States
         Opdendyk:                  United States

(d)      Title of Class of Securities:               Common Stock

(e)      CUSIP Number:              457191-10-4

Item 3.        Not applicable.

                                        Page 6 of 9 pages

Item 4         Ownership.


--------- ------------------------- -------------- ----------------- ---------------- ---------------
                                          OEA             OEAM           Kuhling          Opdendyk
--------- ------------------------- -------------- ----------------- ---------------- ---------------

(a)       Beneficial Ownership         1,473,455       1,473,455        1,475,333        1,475,333
--------- ------------------------- -------------- ----------------- ---------------- ---------------

(b)       Percentage of Class           12.45%           12.45%           12.47%           12.47%
--------- ------------------------- -------------- ----------------- ---------------- ---------------

(c)       Sole Voting Power            1,473,455       1,473,455          1,878            1,878
--------- ------------------------- -------------- ----------------- ---------------- ---------------

          Shared Voting Power             -0-             -0-           1,473,455        1,473,455
--------- ------------------------- -------------- ----------------- ---------------- ---------------

          Sole Dispositive Power       1,473,455       1,473,455           -0-              -0-
--------- ------------------------- -------------- ----------------- ---------------- ---------------

          Shared Dispositive Power        -0-             -0-           1,473,455        1,473,455
--------- ------------------------- -------------- ----------------- ---------------- ---------------

*In addition to the above, NEA ONSET Partners, Limited Partnership ("NEA ONSET") is a general partner of OEAM and hence, may be deemed to share voting and dispositive power over the 1,473,455 shares beneficially owned by OEAM and OEA. Similarly, each of Cornelius C. Bond, Jr., Frank A. Bonsal, Jr., Nancy L. Dorman, C. Richard Kraunlich, Arthur J. Marks, Thomas C. McConnell, Charles W. Newhall, and C. Woodrow Rea, Jr., the eight general partners of NEA ONSET may be deemed to share any voting and dispositive power deemed to be held by NEA ONSET.

Item 5.        Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreements of each of OEA and OEAM, the general and/or limited partners of each such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by each such partnership.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable.

EXHIBITS

A:       Joint Filing Statement

                                Page 7 of 9 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 13, 1997



ONSET Enterprise Associates, L.P.

By:      OEA Management, L.P., its general partner



         By:      /s/ Terry L. Opdendyk
            -----------------------------------
                  General Partner


OEA Management, L.P.



By:      /s/ Terry L. Opdendyk
   --------------------------------------------
         General Partner



         /s/ Robert F. Kuhling, Jr.
-----------------------------------------------
Robert F. Kuhling, Jr.



         /s/ Terry L. Opdendyk
-----------------------------------------------
Terry L. Opdendyk


                                Page 8 of 9 pages

                                    EXHIBIT A

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.



Date:    February 13, 1997



ONSET Enterprise Associates, L.P.

By:      OEA Management, L.P., its general partner



         By:      /s/ Terry L. Opdendyk
            -----------------------------------
                 General Partner


OEA Management, L.P.



By:      /s/ Terry L. Opdendyk
   --------------------------------------------
         General Partner



         /s/ Robert F. Kuhling, Jr.
-----------------------------------------------
Robert F. Kuhling, Jr.



         /s/ Terry L. Opdendyk
-----------------------------------------------
Terry L. Opdendyk



                                        Page 9 of 9 pages